Exhibit 99.1

Culver City, Calif., Oct 18, 2002---Careside, Inc. (AMEX: CSA), a provider of point-of-care blood analysis instrumentation, today announced that it had filed voluntary petition under Chapter 11 of the US Bankruptcy Code in the United States Bankruptcy Court for the Central District of California. Chapter 11 provides a debtor an opportunity to continue its business operations and to serve its customers while it reorganizes. Careside intends to emerge from the Chapter 11 process in a much stronger and financially sound position.

Careside also announced that it is currently in the process of negotiating with a lender to obtain as much as $2.0 million in post petition financing to ensure that Careside will be able to meet its current customers' needs and increase its customer base. Careside expects to file a motion with the bankruptcy court to obtain approval of that financing within the next few days. The funds will be used to supplement the company's cash flow during the Chapter 11 proceedings. The release of these funds is subject to approval by the Bankruptcy Court. The funds will enable the company to manufacture additional product and pay for the daily operations of its business while the company restructures its finances, reduces its debt burden and strengthens its balance sheet.

"Chapter 11 was not an easy decision for the company to take", said W. Vickery Stoughton, chief executive officer of Careside. "After much consideration the company determined that this decision was in the best opportunity to preserve the going concern value of Careside. Chapter 11 allows time for the company to reorganize and regain financial strength while supporting our existing customers and responding to new customer opportunities. Careside will emerge from Chapter 11 as soon as possible and be in a much stronger position to achieve its full potential."

About Careside

Careside, Inc. markets a proprietary blood testing system called Careside Analyzer. The Careside Analyzer provides a cost-effective and efficient means of measuring blood chemistry, electrochemistry, and coagulation function near the patient by producing accurate test results within 15 minutes. Careside, Inc. is one of the world's leading developers of advanced point-of-care blood testing technology.

Safe Harbor: Statements in this press release regarding Careside Inc. which are not historical facts, including statements regarding restructuring plans, expansions in sales effort, and securing financing are forward-looking statements that involve risks and uncertainties. Key factors which may impact these statements include matters arising out of bankruptcy proceedings, product acceptance, market forces and other challenges inherent in sales, marketing and manufacturing.


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